Exhibit (h)(8)
FUND OF FUNDS INVESTMENT AGREEMENT
This  FUND OF  FUNDS  INV ESTMENT  AGREEMENT  (the "Agreement"),  effective as  of December I , 2023, is between The Herzfeld Caribbean Basin Fund, Inc. (the "Company"), a Maryland corporation, (the "Acquired Fund"), and Starboard Investment Trust, a Delaware statutory trust, on behalf of its series, Matisse Discounted Closed-End Fund Strategy (the "Acquiring Fund" and, together with the Acquired Fund, the "Funds").
WHEREAS, the Acquiring Fund is an open-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of I 940 (the"1940 Act”):
WHEREAS, the Acquired Fund is an exchange traded closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the 1940 Act;
WHEREAS, Acquired Fund 's shares are not redeemable at the request of its shareholders, and shareholders purchase and sell the Acquired Fund's shares on the NASDAQ Capital Market or other markets on which such shares may trade at the then current market value;
WHEREAS, the Acquired Fund only repurchases its shares in the open market or  in private transactions, so it would control the timing and terms of any such repurchase;
WHEREAS, Section 12(d)( I )(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d){l )(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company; and
WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") generally permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies in excess of the limitations under Section 12(d)( I) subject to certain terms and conditions of the Rule; and
WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations under Sections 12(d)(l) in reliance on the Rule.
NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Terms of Investment
(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:
(i)
upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund;

(ii)
the Acquiring Fund and its Advisory Group, as defined in the Rule, will not: (a) ho\d more than 8% of the outstanding  voting securities of the Acquired Fund; (b) attempt to influence or control the Acquired Fund; or (c) negotiate any transfer of Acquired Fund shares with any third-party entity, sell, or otherwise dispose of the Acquired Fund 's shares other than on a national securities exchange or via a tender offer by the Acquired Fund; and

(iii)
The Acquiring Fund will vote any shares of the Acquired Fund held in excess of 3% of the Acquired Fund's shares in the same proportion as the vote of all other holders of such shares ("Mirror Vote"); provided, however, that in circumstances where all holders of the outstanding voting    shares    of    the    Acquired Fund are required by the  Rule or   otherwise under Section 12(d )( I)  of  the   1940  Act to Mirror Vote,  the  Acquiring Fund will  seek instructions from its security holders with regard to the voting of all proxies with respect to the Acquired Fund's shares and vote such proxies only in accordance with such instructions.

(b)        In order to assist the Acquiring Fund's investment adviser with assessing the impact of fees and expenses associated with an  investment in the Acquired Fund, the Acquired Fund shall  provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.
2.	Representations and Obligations of the Acquired Funds
Each Acquired Fund agrees to:
(a) comply with the terms and conditions of the Rule and this Agreement;
(b) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the terms and conditions of the Rule with respect to an investment by the Acquiring Fund, or this Agreement;
(c) adopt policies and procedures reasonably designed to prevent violations of the Rule; and
(d) provide, subject to applicable law,  the Acquiring Fund and  its  investment adviser  (and,  if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of the Rule, including information on the fees and expenses of the Acquired Fund.

3.	Representations and Obligations of the Acquiring Fund
The Acquiring Fund agrees to:
(a)	comply with the terms and conditions of the Rule and this Agreement;
(b)	promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of the Rule with respect to its investment in an Acquired Fund, or this Agreement; and
(c)	adopt policies and procedures reasonably designed to prevent violations of the Rule; and
(d)
provide,  subject  to applicable law,  the  Acquired  Fund and  its investment adviser  (and,  if applicable, subadviser)  with information reasonably requested by the Acquired Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of the Rule, including information on the Acquiring Fund's scale of investment in the Acquired Fund.

4.	Condition to Initial Purchase in Reliance on Rule 12d1-4
The Acquiring Fund and the Acquired fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired fund in reliance on the Rule, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by the Rule.
5.	Indemnification
(a)
The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees. officers, employees and agents ("Acquired Fund Agents"), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of the Rule, I each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, or advisers.

(b)
The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents ("Acquiring Fund Agents"), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of the Rule, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)
Any indemnification  pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

6.	Notices
Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail,  postage prepaid,  return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.
If to the Acquired Fund:
The Herzfeld Caribbean Basin Fund, Inc.
Attn: Thomas Morgan
119 Washington Ave., Suite 504
Miami Beach, FL 33 I 39
Tel: (305) 777-1660
Fax: (305) 777-1661
Email: tmorgan@herzfeld.com

If to the Acquiring Fund:

Matisse Discounted Closed-End Fund Strategy
Attn:  Tracie Coop
116 S Franklin Street
PO Box 69
Rocky Mount, NC 27802-0069
Tel: (252) 984-3807
Email:  tracie.coop@ncfunds.com

And

Matisse Capital
Attn: Eric Boughton
15350 SW Sequoia Pkwy Ste. 260
Portland, OR 97224
Tel:  (503) 210-3005
Emai1: eric@matissecap.com

7. Term and Termination; Assignment; Amendment; Governing Law
(a)         This Agreement shall be effective for the duration of the Acquired Fund 's and the Acquiring Fund's reliance  on the Rule. While the  terms of the  Agreement shall only  be applicable  to investments in an Acquired  Fund  made in reliance  on the Rule, the Agreement  shall  continue  in effect  until  terminated pursuant to Section 6(b).
(b)        This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other  party. Upon termination  of this Agreement, the Acquiring  Fund may  not  purchase  additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) and Section 12(d)(1)(C) limits.
(c)         This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.   Any assignment in contravention of this Section shall be null and void.
(d)         Except as expressly set forth herein, nothing in this Agreement shall confer  any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.
(e)         This  Agreement  may be amended  only  by a writing that  is signed  by each  affected  party. No amendment,  modification,  or supplement  of any  provision of this Agreement  will be valid or effective unless made in writing and signed by a duly authorized representative of each party.
(f)      This Agreement will be governed by laws of Delaware without regard to choice of law principles.
8. Miscellaneous
(a) This Agreement may be executed in two or more counterparts. each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.
(b) If any provision of this Agreement is determined to be invalid,  illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

[Remainder of page intentionally left blank]

THE HERZFELD CARIBBEAN BASIN FUND, INC.

/s/ Thomas K. Morgan
Thomas K. Morgan
Chief Compliance Officer

STARBOARD INVESTMENT TRUST, on behalf of its series,
MATISSE DISCOUNTED CLOSED-END FUND STRATEGY

/s/ Katherine M. Honey
Katherine M. Honey
President